EXHIBIT 99.1

Citizens Holding Company Announces Cash Dividend of $.17 per Share

PHILADELPHIA, Miss.—(BUSINESS WIRE)—March 2, 2006—Citizens Holding Company (AMEX: CIZ - news) announced today that its Board of Directors declared a cash dividend of $0.17 per share payable March 31, 2006, to shareholders of record as of March 15, 2006.

“The first quarter 2006 dividend that we are announcing today of $.17 per share is an increase of 6.3% over the $0.16 per share paid in the first quarter of 2005,” said Greg L. McKee, President and Chief Executive Officer.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com